Exhibit 3.188

[ILLEGIBLE]

CHARTER

OF

UNITED HEALTHCARE, INC.

The undersigned natural person or prisons having capacity to contract and acting as the incorporator or incorporators of a corporation under the Tennessee General Corporation Act, adopt the following charter for such corporation:

1. The name of the corporation is UNITED HEALTHCARE, INC.

2. The duration of the corporation is perpetual.

3. The address of the principal office of the corporation in the State of Tennessee shall be 4015 Travis Drive, Nashville, Davidson County, Tennessee 37211.

4. The corporation is for profit.

5. The corporation is organized for the following purpose or purposes:

(a) To conduct, own, operate, and manage medical, psychological, and/or psychiatric care and treatment units or facilities, including but not limited to offices, rooms, clinics, hospitals, homes, or centers, and to engage in all ordinary or necessary acts, actions, and activities associated therewith or incidental thereto.

(b) To conduct, own, operate, and manage drug and/or alcohol abuse care and treatment units or facilities, including but not limited to offices, rooms, clinics, hospitals, homes, or centers and to engage in all. ordinary or necessary acts, actions, and activities associated therewith or incidental thereto.

(c) To conduct, own, and operate medical and health care enterprises for the purpose of furnishing the necessary services, facilities and equipment used in the care and treatment of the sick, aged, and infirmed; to aid the sick, aged, and afflicted; to encourage scientific study and research; to promote investigation into medical research; to promote better business administration and professional work; to furnish laboratory and clinical services; to own and hold such real and personal property as may be useful to the successful operation of the foregoing activities and to establish, maintain and operate a pharmacy, clinical pathological laboratory, biological laboratory and such other related activities considered for the best accomplishments of the purposes herein set forth, provided, however, that only licensed professionals shall control professional functions; and provided further that the personal and intimate relationship between physician and patient shall at all times be maintained inviolate.

(d) To acquire by purchase, lease, or otherwise, lands and interests in lands; to own, hold, improve, develop, and manage any real estate, and to erect, or cause to be erected, on any lands owned, held, or occupied by the corporation, buildings or other structures with their appurtenances; to manage, operate, lease, rebuild, enlarge, alter or improve any buildings or other structures, now or hereafter erected on any lands so owned, held, or occupied; and to encumber or dispose of any lands or interest in stores, shops, suites, rooms, or part of any buildings or

(d) To acquire by purchase, lease, or otherwise, lands and interests in lands; to own, hold, improve, develop, and manage any real estate, and to erect, or cause to be erected, on any lands owned, held, or occupied by the corporation, buildings or other structures with their appurtenances; to manage, operate, lease, rebuild, enlarge, alter or improve any buildings or other structures, now or hereafter erected on any lands so owned, held, or occupied; and to encumber or dispose of any lands or interest in stores, shops, suites, rooms, or part of any buildings or other structures at any time owned or held by the corporation.

(e) To acquire by purchase, lease, manufacture, or otherwise, any personal property deemed necessary or useful in the equiping,

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furnishing, improving, developing, or managing of any property, real or personal, at any time owned, held, or occupied by the corporation; to invest, trade, and deal in any real or personal property deemed beneficial to the corporation; and to encumber or dispose of any such property at any time owned or held by the corporation.

(f) To build, purchase, acquire, lease, own, hold, occupy, maintain, improve, use and operate shops, offices, rooms, buildings, structures and works of all kinds and any other properties suitable, necessary or convenient to any of the purposes of the corporation.

(g) To buy, loan money upon, sell, transfer, assign, discount, borrow money upon and pledge as collateral, and otherwise deal as principal agent or broker in bills of lading, warehouse receipts, evidence of. deposit and storage of personal property, bonds, stocks, promissory notes, commercial paper accounts, invoices, choses in action, interest in estates, contracts, mortgages on real or personal property, pledges of personal property, and other evidences of indebtedness of persons, firms, or corporations, and own, hold or convey such real estate as may be necessary in the operation of its business, and purchase, acquire, and hold shares of stock in other corporations, domestic and foreign, and do all things incidental thereto; but not for the purpose of carrying on the business of banking or insurance;

(h) To guarantee the payment of, by endorsement or otherwise, the principal or interest upon, or the performance of any sinking fund or other obligations relating to, any stocks, bonds, coupons, scrip, debentures, mortgages, notes, bills of exchange, evidence of indebtedness, or the performance of any contracts or other undertakings of any person, firm, association, corporation, partnership, or of any other combination, organization or entity whatsoever. To do any or all of the things herein set forth, and all things usual, necessary or proper in furtherance of or incidental to said business, to the same extent as natural persons might or could do in any part of the world, at wholesale or retail, as principal, agent, contractor, trustee or otherwise, and either alone or in company with others.

(i) To carry on any other business in connection therewith, whether selling, manufacturing, or otherwise, and to do all things not forbidden by the laws of the State of Tennessee;

(j) To be vested with all the rights and powers now or hereafter conferred upon corporations by the laws of the State of Tennessee, including these enumerated in Sections 48-401 through 48-411, Tennessee Code Annotated, and any amendments thereto.

(k) To engage in any lawful act or activity for which corporations may be organized under the laws of Tennessee, any other state, the United States of America, in any protectorate thereof, or any foreign country and any and all things necessarily incident thereto.

6. The maximum number of shares which the corporation shall have the authority to issue is One Hundred Thousand (100,000) shares having a par value of $1.00. The corporation will not commence business until consideration of One Thousand Dollars (S1,000) has been received for the issuance of shares.

the authority to issue is One Hundred Thousand (100,000) shares having a par value of $1.00. The corporation will not commence business until consideration of One Thousand Dollars ($1,000) has been received for the issuance of shares.

DATED: June 7, 1983.

/s/ Thomas I. Bottorff
Thomas I. Bottorff
- Incorporator -

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ARTICLES OF AMENDMENT

TO THE CHARTER OF

UNITED HEALTHCARE, INC.

Pursuant to the provisions of section 48-303 of the Tennessee General Corporation Act, UNITED HEALTHCARE, INC. (the “Corporation”), a Tennessee corporation, hereby adopts the following articles of amendment of its charter:

(a) The name of the Corporation is UNITED HEALTHCARE, INC.

(b) The following paragraphs shall be added to the Corporation’s charter:

7. Any corporate action upon which a vote of shareholders is required or permitted may be taken without a meeting on written consent, setting forth the action so taken, signed by all of the persons entitled to vote thereon. Directors may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by all of the Directors.

8. The Board of Directors is expressly authorized to amend, alter or repeal the by laws of the corporation. The number of Directors shall be fixed by the bylaws and the Board of Directors may change the number of Directors by amending the bylaws, which amendment shall require the vote of a majority of the Board.

9. The Board of Directors, by a resolution adopted by a majority of the entire Board, may designate an executive committee, consisting of two or more Directors, and other committees, consisting of two or more persons who may or may not be Directors, and may delegate to such committee or committees all such authority of the Board that it deems desirable, pursuant to and subject to the limitations or Section 48-810 of the Tennessee Code Annotated.

(c) The amendments contained herein were duly adopted by the written consent of the Corporation’s shareholder on the 2nd day of May, 1984.

(d) The amendments do not provide for any exchange, reclassification or cancellation of any issued shares.

(e) The amendments contained herein shall be effective at the time these Articles of Amendment are filed by the Secretary of State of the State of Tennessee.

Dated: 5/3/84	UNITED HEALTHCARE, INC.

	By:	/s/ Jerry E. Gilliland
JERRY E. GILLILAND, President

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AMENDMENT TO THE CHARTER OF

UNITED HEALTHCARE, INC.

Pursuant to the provisions of Section 48-303 of the Tennessee General Corporation Act, UNITED HEALTHCARE, INC. (the “Corporation”) a Tennessee Corporation, hereby adopts the following Amendment of its charter;

(A) Paragraph 6 of the Corporation’s charter is amended to read as follows:

6. The maximum number of shares which the Corporation shall have the authority to issue is Five Million Five Hundred Thousand (5,500,000) shares, which shall be of the following classes and amounts, and with the following rights and privileges:

(a) One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock in Series A, Series B, and Series C of Five Hundred Thousand (500,000) shares each at a par value of One Dollar ($1.00) each, with the rights and privileges of each series to be determined by the Board of Directors of the Corporation.

(b) Two Million (2,000,000) shares of voting common stock with a par value of One Cent (1¢) each ; and

(c) Two Million (2,000,000) shares of non-voting common stock with a par value of One Cent (1¢) each.

All shares of common stock, except as to voting rights, shall have equal rights without preferences or preemptive rights. Shares may be issued for such consideration as is fixed from time to time by the Board of Directors in accordance with Section 1244 of the Internal Revenue Code.

(B) The Amendment contained herein was duly adopted by the written consent of the Corporation’s Board of Directors and approved by the Corporation’s sole shareholder on the 20 day of March, 1985.

(C) The 47.000 shares of $1.00 par value common stock presently outstanding shall be surrendered by the sole shareholder in exchange for 756,000 shares of the newly authorized voting common stock with a par value of One Cent (1¢) each.

(D) The Amendment contained herein shall be effective at the time of filing with the Secretary of State of Tennessee.

3/21/85	UNITED HEALTHCARE, INC.
Date

	BY:	/s/ Jerry E. Gilliland
Jerry E. Gilliland, President

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AMENDMENT TO THE CHARTER OF

UNITED HEALTHCARE, INC.

Pursuant to the provisions of Section 48-303 of the Tennessee General Corporation Act, United Healthcare, Inc. (the “Corporation”), a Tennessee corporation, hereby adopts the following amendment to its charter to change its name.

(a)	Article 1 of the corporation’s charter is amended to read as follows:

1.

The name of the corporation shall be PARK HEALTHCARE COMPANY.

(b)	The amendment contained herein was duly adopted by the written consent of the corporation’s Board of Directors and approved by the shareholders on the 5th day of May, 1987.

(c)	The amendment contained herein shall be effective at the time of filing with the Secretary of State of Tennessee.

Dated: June 2, 1987	UNITED HEALTHCARE, INC.

	BY:	/s/ Robert J. Olsen
Robert J. Olsen / Secretary